The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 21, 2026

PRICING SUPPLEMENT dated July  , 2026

(To the Product Supplement No. WF1 dated December 20, 2023 and the Prospectus Supplement and the Prospectus, each dated December 20, 2023)

Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Senior Global Medium-Term Notes, Series J
Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028
■	Linked to the common stock of Amazon.com, Inc. (the “Underlying Stock”)
■	Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity will depend, in each case, on the closing value of the Underlying Stock on the relevant call date or the final calculation day, as applicable.
■	Quarterly Coupon. The securities will pay a fixed coupon on a quarterly basis until the earlier of stated maturity or automatic call. The coupon rate will be determined on the pricing date and will be at least 9.60% per annum.
■	Automatic Call. If the closing value of the Underlying Stock on any of the quarterly call dates scheduled to occur from January 2027 to October 2027, inclusive, is greater than or equal to the starting value, the securities will be automatically called for the face amount plus a final coupon payment.
■	Potential Loss of Principal and Physical Settlement at Maturity. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if the closing value of the Underlying Stock on the final calculation day is greater than or equal to the threshold value. If the closing value of the Underlying Stock on the final calculation day is less than the threshold value, you will receive at maturity per security a number of shares of the Underlying Stock equal to the share delivery amount, which is equal to the face amount divided by the threshold value, subject to adjustment for certain corporate events. The shares will likely be worth less than the face amount of your securities and could be worth nothing. The threshold value is equal to 85% of the starting value.
■	If the securities are not automatically called prior to stated maturity, you will have downside exposure to the Underlying Stock if its closing value on the final calculation day is less than the threshold value, but you will not participate in any appreciation of the Underlying Stock and will not receive any dividends on the Underlying Stock.
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.
■	No exchange listing; designed to be held to maturity or automatic call

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $921.00 and $971.00 per security and will be less than the original offering price of the securities. The final pricing supplement relating to the securities will set forth the initial estimated value. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the securities are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Security	$1,000.00	$20.75	$979.25
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (“RBCCM”), may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Terms of the Securities
Issuer:	Royal Bank of Canada
The common stock of Amazon.com, Inc. (the “Underlying Stock”)
Bloomberg Ticker Symbol	Starting Value(a)	Threshold Value(b)	Share Delivery Amount(c)
AMZN UW	$	$
Market Measure:	(a) The closing value of the Underlying Stock on the pricing date

(b) 85% of the starting value

(c) A number of shares of the Underlying Stock equal to the product of (i) $1,000 divided by the threshold value and (ii) the adjustment factor as of the stated maturity date (rounded to five decimal places). The adjustment factor is initially set equal to 1.0 on the pricing date. The share delivery amount is subject to adjustment for certain corporate events relating to the Underlying Stock as described under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement. For purposes of determining the share delivery amount, the adjustment factor will be subject to adjustment for events with an effective date or ex-dividend date, as applicable, from but excluding the pricing date to and including the stated maturity date.

Pricing Date:	July 22, 2026
Issue Date:	July 27, 2026
Final Calculation Day*:	January 24, 2028
Stated Maturity Date*:	January 27, 2028
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Coupon Payment:

On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate.

Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate) / 4. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Payment Dates*:	Quarterly, on the 27th day of each January, April, July and October, beginning in October 2026 and ending on the stated maturity date
Coupon Rate:	The “coupon rate” will be determined on the pricing date and will be at least 9.60% per annum.
Automatic Call:

If the closing value of the Underlying Stock on any of the quarterly call dates is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment. The securities will not be subject to automatic call until approximately six months after the issue date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates*:	Quarterly, on the third business day prior to each coupon payment date scheduled to occur from January 2027 to October 2027
Call Settlement Date*:	The coupon payment date immediately following the applicable call date
Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date the maturity payment amount (in addition to the final coupon payment). The “maturity payment amount” per security will be determined as follows:

▪

if the ending value is greater than or equal to the threshold value: a cash payment in U.S. dollars equal to $1,000; or

▪

if the ending value is less than the threshold value: a number of shares of the Underlying Stock equal to the share delivery amount. Fractional shares will be paid in cash in an amount equal to the number of fractional shares multiplied by the ending value.

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of your securities and could be worth nothing. The actual value of the shares you receive at maturity will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than the ending value.

Any return on the securities will be limited to the sum of your coupon payments. You will not participate in any appreciation of the Underlying Stock, but you will have downside exposure to the Underlying Stock if the ending value is less than the threshold value.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Delivery of Shares:	We may designate any of our affiliates to deliver any shares pursuant to the terms of the securities, and we will be discharged of any obligation to deliver those shares to the extent of that performance by our affiliates. References in this pricing supplement to delivery of shares will be deemed to include delivery of shares by any affiliate of ours. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares to you, we will pay the cash equivalent of those shares in lieu of delivering shares.
Closing Value:	“Closing value” has the meaning assigned to “stock closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement. The closing value of the Underlying Stock is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlying Stock on the final calculation day.
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see the discussions in “United States Federal Income Tax Considerations” below and in the section entitled “United States Federal Tax Considerations” in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the securities, please see the section of the product supplement entitled “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”). The agent will receive the agent discount set forth on the cover page of this pricing supplement. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBCCM, may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.

WFS and/or RBCCM, and/or one or more of their respective affiliates, expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	78015QYW5

* The call dates and the final calculation day are subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, a coupon payment date or the stated maturity date will be postponed if the immediately preceding call date or the final calculation day, as applicable, is postponed, and will be adjusted for non-business days. For purposes of the accompanying product supplement, each call date is a “calculation day.” For more information regarding adjustments to the call dates, final calculation day, call settlement dates, coupon payment dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the securities are a part, and the product supplement no. WF1 dated December 20, 2023. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. WF1 dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000114036123058587/ef20016916_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Estimated Value of the Securities

The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility, and the expected term of the securities.

The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent discount and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities being less than their original issue price. Unlike the initial estimated value, any value of the securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with the agent, RBCCM and/or one of their respective affiliates. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the securities. The economic terms of the securities and the initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price” below.

Any price that the agent or RBCCM makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s or RBCCM’s estimate of their value, as applicable, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of three months after the original issue date, the price at which the agent or RBCCM may purchase the securities is expected to be higher than the price that would be determined based on the agent’s or RBCCM’s valuation, respectively, at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent or RBCCM would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s or RBCCM’s valuation of the securities, as applicable, less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent or RBCCM continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s or RBCCM’s estimated value, respectively, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent or RBCCM, as applicable, would be willing to pay to purchase the securities at that time.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with coupon payments with a rate per annum specified on the cover hereof until the earlier of stated maturity or automatic call;

▪	understand that if the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, they will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of their securities and could be worth nothing;

▪	understand that they may not receive a cash payment at maturity and are instead willing to accept delivery of shares of the Underlying Stock if the ending value is less than the threshold value;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be limited;

▪	understand and are willing to accept the downside risk of the Underlying Stock;

▪	are willing to forgo participation in any appreciation of the Underlying Stock and dividends on the Underlying Stock; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or any earlier automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	are unwilling to accept the risk that the ending value may be less than the threshold value and, if it is, they will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of their securities and could be worth nothing;

▪	seek exposure to the upside performance of the Underlying Stock;

▪	are unwilling to accept the risk of exposure to the Underlying Stock;

▪	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Underlying Stock; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, see the section titled “Information about the Underlying Stock” below.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Determining Payment at Maturity

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final coupon payment) the maturity payment amount determined as follows:

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Hypothetical Payout Profile

The following profile illustrates the value of the potential maturity payment amount on the securities (excluding the final coupon payment) for a range of hypothetical performances of the Underlying Stock from the starting value to the ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the value of the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual maturity payment amount will depend on whether the securities are automatically called, the actual ending value and whether you hold your securities to stated maturity.

If the ending value is less than the threshold value, you will receive on the stated maturity date per security a number of shares of the Underlying Stock equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the following profile, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the stated maturity date will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than the ending value.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount with a value that will be equal to or less than the face amount, depending on the ending value.

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will not be repaid the face amount of your securities at maturity. Instead, you will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of your securities and could be worth nothing. The actual value of the shares you receive at maturity will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than the ending value. You should not invest in the securities if you are unwilling or unable to bear the risk of losing the entire face amount of your securities.

At maturity, if the ending value is less than the threshold value, you will have similar downside market risk as a purchaser of the Underlying Stock at the threshold value (except that you will not receive any dividends). This will result in a smaller loss on the securities (disregarding dividends) than would be incurred by a purchaser of the Underlying Stock at the starting value, unless the ending value is zero. However, you will be exposed to any decline in the value of the Underlying Stock below the threshold value at a greater rate. For example, assuming that the Underlying Stock declines by 50% from its starting value to its closing value on the stated maturity date, the value of the shares you receive would be approximately 58.82% of the face amount, and if the Underlying Stock declines by 80% from its starting value to its closing value on the stated maturity date, the value of the shares you receive would be approximately 23.53% of the face amount. Therefore, the lower the closing value of the Underlying Stock on the stated maturity date, the closer the loss on your face amount will be to the percentage decline of the Underlying Stock from the starting value. If the closing value of the Underlying Stock on the stated maturity date is zero, the value of the shares you receive will be worthless.

You Will Be Exposed To The Decline In The Underlying Stock If The Ending Value Is Less Than The Threshold Value, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

Even though you will be exposed to a decline in the value of the Underlying Stock if the ending value is below the threshold value, you will not participate in any increase in the value of the Underlying Stock over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the coupon payments you receive. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of the Underlying Stock.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at a higher rate than the fixed rate we would pay on conventional debt securities of the same maturity. These higher coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of your securities and could be worth nothing. The volatility of the Underlying Stock is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of the Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlying Stock as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing value of the Underlying Stock will be less than the threshold value on the final calculation day such that you will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of your securities and could be worth nothing. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion, and possibly all, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced to as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

A Coupon Payment Date, A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Or The Final Calculation Day Is Postponed.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

A call date or the final calculation day will be postponed if the applicable originally scheduled call date or final calculation day, as applicable, is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs with respect to a call date, then the related coupon payment date or call settlement date, as applicable, will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

The securities are our senior unsecured debt securities, and your receipt of any amounts due on the securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. Neither we nor our agents, including WFS if acting in such capacity, will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange. Either (a) the agent and/or its affiliates or (b) RBCCM and our other affiliates may make a market for the securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which the agent, RBCCM or any of their respective affiliates, as applicable, is willing to buy the securities. At this time, we do not expect both the agent (and/or its affiliates) and RBCCM (and our other affiliates) to attempt to make a market for the securities at the same time. The agent’s and RBCCM’s valuations of the securities may differ, and consequently the price at which you may be able to sell the securities, if at all, may differ (and may be lower) depending on whether the agent or RBCCM is purchasing securities at that time. Even if a secondary market for the securities develops, it may not provide enough liquidity to allow you to easily trade or sell the securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

The initial estimated value of the securities will be less than the original offering price of the securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlying Stock, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the original offering price of the agent discount, our or our hedge counterparty(ies)’ estimated profit and the estimated costs related to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent discount, our or our hedge counterparty(ies)’ estimated profit or the hedging costs relating to the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate was used. Moreover, if the agent is making a market for the securities, any secondary market price will be based on the agent’s valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this pricing supplement.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

For a limited period of time after the original issue date, the agent or RBCCM may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.

The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the Underlying Stock, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including the agent in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the securities.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature, because if the securities are automatically called, you will not receive the coupon payments that would have accrued, if any, had the securities been called on a later call date or had the securities been held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlying Stock may not result in a comparable change in the value of the securities.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. RBCCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, RBCCM will determine any values of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” and “—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and RBCCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlying Stock.

•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock issuer may adversely affect the value of the Underlying Stock.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlying Stock.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlying Stock.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To The Underlying Stock

The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Values Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We Cannot Control Actions By The Underlying Stock Issuer.

•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical “performance factors,” the hypothetical value of the maturity payment amount payable or deliverable at stated maturity per security (excluding the final coupon payment). For purposes of the below table, the “performance factor” is the ending value expressed as a percentage of the starting value (i.e., the ending value divided by the starting value).

Hypothetical performance factor	Hypothetical value of the maturity payment amount per security*
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
85.00%	$1,000.00
84.00%	$988.24
80.00%	$941.18
70.00%	$823.53
60.00%	$705.88
50.00%	$588.24
40.00%	$470.59
30.00%	$352.94
20.00%	$235.29
10.00%	$117.65
0.00%	$0.00

* If the ending value is less than the threshold value, you will receive on the stated maturity date per security a number of shares of the Underlying Stock equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the table above and the examples below, the value of the shares received is calculated based on the ending value. The actual value of the shares you receive on the stated maturity date will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than the ending value.

The above figures do not take into account coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the value of the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual value of what you will receive at stated maturity will depend on the actual ending value and, if you receive shares of the Underlying Stock, the closing value of the Underlying Stock on the stated maturity date.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the hypothetical value of the maturity payment amount payable or deliverable at stated maturity, assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical starting value, threshold value and ending values indicated in the examples. The examples below also assume a hypothetical share delivery amount equal to 11.76471, which is equal to the face amount divided by the hypothetical threshold value multiplied by an adjustment factor of 1.0 (assuming the adjustment factor remains constant over the terms of the securities). The terms used for purposes of these hypothetical examples do not represent the actual starting value, threshold value or share delivery amount. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value, threshold value and share delivery amount will be determined on the pricing date and will be set forth under “Terms of the Securities” above in the final pricing supplement. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information provided below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value is greater than the starting value, the maturity payment amount is equal to the face amount of your securities at maturity and you receive a final coupon payment.

Underlying Stock
Hypothetical starting value:	$100.00
Hypothetical ending value:	$135.00
Hypothetical threshold value:	$85.00

Because the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount would be a cash payment per security equal to the face amount. Although the hypothetical ending value is significantly greater than the hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security and a final coupon payment.

Example 2. The ending value is less than the starting value but greater than the threshold value, the maturity payment amount is equal to the face amount of your securities at maturity and you receive a final coupon payment.

Underlying Stock
Hypothetical starting value:	$100.00
Hypothetical ending value:	$90.00
Hypothetical threshold value:	$85.00

Because the hypothetical ending value is less than the hypothetical starting value but greater than the hypothetical threshold value, the maturity payment amount would be a cash payment per security equal to the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security and a final coupon payment.

Example 3. The ending value is less than the threshold value, the maturity payment amount is a number of shares of the Underlying Stock equal to the share delivery amount and you receive a final coupon payment.

Underlying Stock
Hypothetical starting value:	$100.00
Hypothetical ending value:	$45.00
Hypothetical threshold value:	$85.00
Hypothetical share delivery amount:	11.76471

Because the hypothetical ending value is less than the hypothetical threshold value, the maturity payment amount per security would be a number of shares of the Underlying Stock equal to the share delivery amount. Fractional shares will be paid in cash.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive a number of shares of the Underlying Stock equal to the share delivery amount with a value, calculated as of the final calculation day based on the ending value, of $529.41* per security and a final coupon payment.

*The actual value of shares you receive at maturity will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than the ending value, and will likely be worth less than the face amount of your securities and could be worth nothing.

These examples illustrate that you will not participate in any appreciation of the Underlying Stock, but will be exposed to a decrease in the Underlying Stock if the ending value is less than the threshold value.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Information about the Underlying Stock

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlying Stock can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers subscription services; offers programs that enable sellers to sell their products in its stores and fulfill orders using its services; offers developers and enterprises a set of on-demand technology services, including compute, storage, database, analytics, artificial intelligence and machine learning, and other services; offers programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers and others to publish and sell content; and provides advertising services to sellers, vendors, publishers, authors and others, through programs such as sponsored ads, display and video advertising.

The issuer of the AMZN Stock’s SEC file number is 000-22513. The AMZN Stock is listed on The Nasdaq Stock Market under the ticker symbol “AMZN.”

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2021 to July 16, 2026. The closing price of the Underlying Stock on July 16, 2026 was $249.89. The red line represents a hypothetical threshold value based on the closing price of the Underlying Stock on July 16, 2026. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the securities.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

United States Federal Income Tax Considerations

You should review carefully the sections in the accompanying product supplement entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders—Securities Treated as Put Options and Deposits.” The following discussion, when read in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income and certain estate tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying Stock. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlying Stock, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”), as described in the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Put Options and Deposits” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you.

Under the treatment of a security as a Put Option and a Deposit, a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Pursuant to this treatment, set forth below are the portions of each coupon that we have determined should be treated as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
%	%	%
(1)	To be provided in the final pricing supplement

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

Neither we nor our agents, including WFS if acting in such capacity, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income, estate or other tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities— Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Supplemental Benefit Plan Investor Considerations

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the securities, (ii) the purchaser or holder’s investment in the securities, (iii) the holding of the securities or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the securities;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the securities and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the securities;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

See “Benefit Plan Investor Considerations” in the accompanying prospectus.